UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event reported) — March 8, 2013

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of Incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, New York, New York 10151

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 2.02	Results of Operations and Financial Condition

In connection with a confidential offering circular, MDC Partners Inc. (the “Company”) is disclosing Covenant EBITDA because it is tied to the covenants in the indenture that will govern the notes being offered.

“EBITDA,” a measure used by management to evaluate ongoing performance, refers to operating income (loss) plus (i) depreciation and amortization, (ii) non-cash stock-based compensation, (iii) acquisition deal costs, (iv) deferred acquisition consideration adjustments; and (v) profit distributions from affiliates. “Covenant EBITDA” is defined as EBITDA adjusted for certain pro forma and one-time adjustments to be described in the Indenture. Both EBITDA and operating income (loss) include 100% of consolidated operating income (loss) for subsidiaries that are not wholly owned by the Company.

The terms EBITDA and Covenant EBITDA are not defined under U.S. GAAP, are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and are subject to important limitations. These measures do not have standardized meanings prescribed by U.S. GAAP and, therefore, may not be comparable to similarly titled measures presented by other publicly traded companies, nor should they be construed as alternatives to other titled measures determined in accordance with U.S. GAAP. The Company believes that the presentation of EBITDA and Covenant EBITDA enhances an investor’s understanding of the Company’s financial performance. The Company believes that EBITDA and Covenant EBITDA are useful financial metrics to assess its operating performance from period to period by excluding certain items that the Company believes are not representative of its core business. The Company also believes EBITDA and Covenant EBITDA are useful tools to assess the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because EBITDA and Covenant EBITDA eliminate depreciation and amortization expense.

A reconciliation of operating income (loss), the most directly comparable U.S. GAAP measure, to EBITDA and Covenant EBITDA for the periods indicated is as follows:

	Year Ended December 31,
(Dollars in Thousands)	2010	2011	2012
Operating income (loss)	$31,534	$11,679	$(17,908)
Plus:
Depreciation and amortization	$34,158	$40,220	$46,414
Non-cash Stock based compensation	$16,507	$23,657	$32,197
Acquisition deal costs	$4,025	$3,819	$3,364
Deferred acquisition consideration adjustments	$(778)	$12,623	$53,027
Profit distributions from affiliates	$4,157	$1,065	$1,288
EBITDA	$89,603	$93,063	$118,382
Pro forma adjustments(1)	$36,284	$14,012	$10,661
One-time adjustments(2)	$(749)	$2,968	$4,369
Covenant EBITDA	$125,138	$110,043	$133,412

3

(1)	For the year ended December 31, 2010, consists of $19.8 million relating to the effect of acquisitions consummated in 2010, as if they were consummated on January 1, 2010, and $16.5 million of operating expense reductions or other operating improvements or synergies from such acquisitions. For the year ended December 31, 2011, consists of $10.0 million relating to the effect of acquisitions consummated in 2011, as if they were consummated on January 1, 2011, and $4.0 million of operating expense reductions or other operating improvements or synergies for such acquisitions. For the year ended December 31, 2012, consists of $7.8 million relating to the effect of acquisitions consummated in 2012, as if they were consummated on January 1, 2012, and $2.9 million of operating expense reductions or other operating improvements or synergies for such acquisitions.

(2)	For the year ended December 31, 2010, consists of a legal settlement credit of $0.7 million. For the year ended December 31, 2011, consists of one-time severance costs of $2.5 million and legal settlement costs of $0.4 million. For the year ended December 31, 2012, consists of one-time severance costs of $4.1 million and legal settlement costs of $0.3 million.

Item 7.01	Regulation FD Disclosure

Senior Secured Revolving Credit Facility

As of December 31, 2012, there were no drawings outstanding under the Company’s senior secured revolving credit facility that matures on October 23, 2014 (the “Facility”). On March 7, 2013, there was an outstanding balance under the Facility of approximately $16 million.

Overview

On October 23, 2009, the Company and its subsidiaries entered the Facility with Wells Fargo Foothill, LLC (now Wells Fargo Capital Finance, LLC), as sole agent for the lenders, the terms of which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 7, 2013. In connection with the offering of the Notes (as defined below), we intend to amend and restate the Facility in order to, among other things, (i) increase the amount of commitments under the Facility from $150 million to up to $250 million, (ii) extend the maturity of the Facility to March 2018, (iii) reduce the applicable margins used to calculate interest rates on revolving loans under the Facility and (iv) create additional flexibility under the financial and operating covenants. Set forth below is a summary of the expected terms of the Facility after giving effect to the amendment. Such summary is not complete and is qualified in its entirety by reference to the complete text of the credit agreement and related security agreements. As the final terms of the amendment to the Facility have not been agreed upon, they may differ from those set forth herein and, in certain cases, such differences may be significant. The closing of the offering of the Notes is not contingent upon the amendment and restatement of the Facility, and there can be no assurance that such additional source of financing will be available to us.

Maxxcom Inc. (US), a wholly-owned subsidiary of the Company, will be the borrower under the Facility. As amended, the Facility is expected to consist of up to a $250 million senior secured revolving credit facility with a maturity date of March 2018, and borrowing base of 75% of eligible balance sheet billed accounts receivable, with customary reserves and dilution criteria. The Facility is expected to include a borrowing capacity for letters of credit in an aggregate amount not to exceed $40 million. The Facility is also expected to include an accordion feature under which the lenders may agree, upon the borrower’s request, to increase their commitments to an aggregate amount not to exceed $350 million.

Interest Rate and Fees

Borrowings under the Facility are expected to bear interest at a rate equal to, at our option, (i) the greater of (a) the prime lending rate as announced from time to time by Wells Fargo Bank, N.A., and (b) the Federal Funds Rate plus 1/2%, (the ‘‘Base Rate’’) plus 1.25% or (ii) LIBOR for eurodollar deposits plus 2.00%.

In addition to paying interest on outstanding principal under the Facility, we expect that we will be required to pay an unused revolver fee to the lenders under the Facility in respect of the unused commitments thereunder of 0.375% of unused commitments. We expect that we will also pay customary letter of credit fees.

Prepayments

Advances under the Facility may be prepaid in whole or in part from time to time without penalty or premium. The revolving credit facility commitment may be reduced from time to time.

4

Amortization

Principal amounts outstanding under the Facility will be due and payable in full at maturity.

Guarantee and Security

All obligations under the Facility will be guaranteed by all of our present and future subsidiaries, other than immaterial subsidiaries and certain foreign subsidiaries.

All obligations under the Facility, and the guarantees of such obligations, will be secured, subject to permitted liens, and other exceptions and exclusions, by first-priority perfected security interests in:

•	substantially all of our, and substantially all of our present and future subsidiaries’, now owned and hereafter acquired property and assets and all proceeds and products thereof; and

•	substantially all of the stock (or other ownership interests in) of each of our present and future subsidiaries and all proceeds and products thereof.

Certain Covenants and Events of Default

The Facility is expected to contain a number of covenants that, among other things, will restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens;

•	make capital expenditures;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans or advances;

•	repurchase and prepay the notes offered hereby;

•	engage in certain transactions with affiliates; and

•	change our lines of business.

In addition, the Facility is expected to contain a number of financial covenants, that, among other things, will require us to maintain:

•	a senior leverage ratio not greater than 2:1 for the twelve month period ending March 31, 2013 and for the twelve month period ending on the last day of each calendar quarter thereafter;

•	a fixed charge coverage ratio not less than 1.00:1 for the twelve month period ending March 31, 2013 and for the twelve month period ending on the last day of each calendar quarter thereafter;

•	a total leverage ratio not greater than 5.5:1 for the twelve month period ended March 31, 2013 and for each twelve month period ending on the last day of each calendar quarter thereafter; and

5

•	a minimum EBITDA (as defined in the amended and restated Facility) of $105 million for the twelve month period ended March 31, 2013 and for the twelve month period ending on the last day of each calendar quarter thereafter.

The Facility is expected to also contain certain customary affirmative covenants and events of default, including upon the occurrence of a change of control.

EBITDA and Covenant EBITDA

The information set forth in Item 2.02 is incorporated by reference into this Item 7.01.

Item 8.01.	Other Events.

Commencement of Private Placement

On March 8, 2013, the Company commenced a private placement of $500 million aggregate principal amount of senior notes due 2020 (the “Notes”). The Company intends to use the net proceeds of the offering to redeem all $425 million aggregate principal amount of its 11% senior notes due 2016 and, to pay accrued interest, related premiums, fees and expenses.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. You are hereby notified that sellers of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A. This announcement does not constitute an offer to sell or the solicitation of an offer to buy Notes in any jurisdiction in which such an offer or sale would be unlawful.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 8, 2013, relating to the commencement of a private placement of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 8, 2013	MDC Partners Inc.

	By:	/s/ Mitchell Gendel__________
Name: Mitchell Gendel Title: General Counsel & Corporate Secretary

Index to Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated March 8, 2013, relating to the commencement of a private placement of the Notes.